Exhibit 14

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 14, 2001, relating to the financial statements and financial highlights of Pilgrim International Fund, Inc. (now known as ING International Fund, Inc.) and Pilgrim European Equity Fund (now known as ING European Equity Fund), one of the portfolios constituting Pilgrim Funds Trust (now known as ING Funds Trust), which appears in the October 31, 2001 Annual Reports to Shareholders of Pilgrim International Fund, Inc. and Pilgrim Funds Trust, respectively, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Representations and Warranties" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP

Denver, Colorado
April 12, 2002